434 Fayetteville Street, Suite 600, Raleigh, NC  27601

SUMMUS SECURES ADDITIONAL FINANCING AND
IMPROVES CAPITAL STRUCTURE

Company secures financing to fuel revenue growth and position the company for prosperity in 2005

Raleigh, N.C. — December 23, 2004 — Summus, Inc. (USA) (OTCBB: SUMU), a leading developer of mobile media applications that optimize the consumer wireless experience, today announced it has secured $1.425 million in financing.  Additionally, the Company has approved initiatives to improve its capital structure, which will position it to continue its strong revenue growth as it enters 2005.

The Company has made the following capital improvements:

  Secured investment of $1.425 million on terms more favorable than its existing senior debt. As a result of this investment, the Company was able to release and return the $1 million of senior convertible debt that was held in escrow from its May 2004 financing, thus alleviating shareholder concerns of significant dilution resulting from the senior convertible debt.

  Conversion of preferred stock and convertible debt into common stock. Investors holding the Company’s Series D convertible preferred stock and the senior convertible debt from the May 2004 financing have converted their holdings into shares of the Company’s common stock pursuant to their terms, thereby strengthening and simplifying the capital structure.

  Implementation of a reverse stock split. Shareholders representing 50.3% of the Company’s common stock have authorized a reverse stock split in the range of 1-for-5 to 1-for-15. The split will reduce the number of shares to a level more appropriate to the current size, stage and scope of the Company's business. Further, the Company believes that the post-split price will help facilitate the process of seeking a listing on a more widely accepted exchange or quotation system. Once the reverse split is effective, the Board of Directors will set the most attractive ratio in order to strike a balance between the absolute level of the price with the appropriate number of shares outstanding. Information regarding the split (including the specific ratio) will be made public prior to it becoming effective.

  Reincorporation into the State of Delaware from the State of Florida.

For additional details regarding these changes, please refer to the Company’s Form 8-K that will be filed with the SEC today.

“Given the attractive recurring revenue model that Summus enjoys, along with its strong distribution relationships with all major domestic wireless carriers, the Company does not have to overcapitalize its balance sheet in order to continue it’s strong revenue growth. As such, the proceeds of the funding will be used to fuel the revenue growth in 2005 and into 2006,” said Gary Ban, Chief Executive Officer of Summus. “We have made great progress in growing our business in 2004 over 2003, and we believe that we have an enormous amount of revenue momentum as we enter 2005.

Mr. Ban continued: “We have spent significant resources developing new mass market mobile applications during 2004. This additional investment will allow us to harvest expansive revenue opportunities through new creative sales and marketing programs, especially as they relate to the burgeoning mobile imaging segment. With multi-megapixel camera phones rapidly becoming available today, our suite of photo solutions and photo partnerships sits at the intersection of the two major consumer trends that are redefining the mobile imaging market: 1) device convergence - ongoing improvements in the camera phone will soon match consumers’ expectations for their digital camera; and 2) desire to print photos taken with the mobile device directly to retail locations to take advantage of higher quality color prints at a lower cost as compared to home printing.

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

“Summus is one of the most diversified players in the mobile media business environment.  As we continue to grow, we remain highly focused on securing additional anchor brands in each of our four core business areas of mobile photo messaging, multiplayer gaming, news and information services and personalization (wallpapers, screensavers and ringtones), while driving revenue through targeted marketing campaigns.”

About Summus

Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 30 mobile phone applications deployed through 23 major wireless carriers in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results.  Actual results may differ materially from the results predicted.  More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2003, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”).  All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com.  Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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